EXHIBIT 99.1

LETTER TO DIGITAL ANGEL STOCKHOLDERS
FROM CEO JOSEPH J. GRILLO

SO. ST. PAUL, MN (January 5, 2009) — The following is a letter to the stockholders of Digital Angel Corporation (NASDAQ:DIGA) from CEO Joseph J. Grillo:

Dear Digital Angel Stockholder:

As we enter the New Year, I would like to take this opportunity to summarize the goals we were able to achieve in 2008, as well as to look ahead at the opportunities we see in 2009.

You are all well aware of the challenges we faced in the past year. Some were macro-economic, such as the negative impact on the livestock industry from high commodity prices in the first half of the year, or the systemic breakdown of the capital markets worldwide in the second half; and some were more specific to Digital Angel, such as the excess inventory of pet chips at Schering-Plough that we have been working through, or the top-line impact in dollar terms at Signature Industries due to the sharp realignment of the dollar-pound exchange rate during the year. We have been meeting these challenges, and despite them we have been able to achieve:

•	A substantial paydown of our term debt principal, which was $18.6 million at the beginning of the year, and now stands at approximately $6.2 million;

•	Implementation of Company-wide cost-efficiency measures resulting in significant G&A expense reductions in 2008 as compared to 2007. As a result of continual cost saving measures, we expect to reduce G&A by an additional $4.2 million in 2009 compared to the 2008 run rate, including savings from headcount reductions at Signature Industries, as noted below;

•	Sales of virtually all of the material non-core assets that had survived the December 2007 merger of ADSX and DOC, thereby raising cash and eliminating management distractions;

•	An operational restructuring of our Animal ID business, entailing the move of a factory from a high-cost to a low-cost country in the EU; elimination of more than 100 head-count, and outsourcing lower value-added production to Poland and Southeast Asia;

•	Elimination of a layer of management at Signature Industries, which is expected to save approximately $1.3 million in 2009; and

•	The signing of the PELS contract with the UK Ministry of Defense, the largest single SARBE contract in the Company’s history. This contract will begin to ship in the first quarter of 2009.

Looking ahead, we still believe that our two core businesses operate in markets that are relatively recession-resistant, and we see opportunities to increase market share both organically and through the introduction of new products, which you will be hearing more about in coming months. We also continue to think that the results of our restructuring efforts should become evident in coming quarters in the form of stronger cash flow results. We still remain cautious, however, in our general outlook, as most prudent business operators must be in this uncertain environment.

Accordingly, we are taking a number of other measures in order to conserve resources, including some in the area of employee compensation. For example, executive management personnel are taking a cut in base salary, and life insurance premiums for senior management will no longer be paid by the Company; also, the Company has, at least for the time being, eliminated matching 401K contributions for all its employees. And of course we will continue to look for other areas in the Company’s operations where costs can be reduced without impairing the core strengths of the businesses.

As all of us continue to be concerned with the stock price, I can assure you that we will be focusing on this as well. As we’ve said before, we will be undertaking an enhanced investor relations effort beginning this month, which will be centered on management presentations to institutional investors across the country to increase their awareness of Digital Angel. Also, as many of you know, Nasdaq has extended the suspension of the minimum bid price rule for an additional 90 days, giving us until early June to regain compliance with the rule.

In summary, I believe we are well placed to survive and thrive in 2009. I thank you for your continued support, and I look forward to continued communications with you as we progress through the year.

Sincerely,

Joseph J. Grillo
President & Chief Executive Officer
Digital Angel Corporation

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts.

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the future of our business in current economic conditions, our ability to comply with listing requirements, expected benefits of the restructuring program, and future product development. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Digital Angel
Jay McKeage
(651) 554-1564
jmckeage@digitalangel.com

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